For Immediate Release	Contact: Mark Trinske Director of Investor, Public & Government Relations Affinia Group Inc. (734) 827-5412

AFFINIA GROUP GROSS PROFIT UP 17%, NET INCOME UP 50%
FOR THE THIRD QUARTER 2006

ANN ARBOR, MICHIGAN, November 13, 2006 – Affinia Group Inc. announced improved gross profit and increased net income for the third quarter ended September 30, 2006.

Thomas Madden, Affinia's Chief Financial Officer, stated, ‘‘During the third quarter we were pleased to see improvements in our unit sales and in gross profit which increased 17% over 2005. As we continue to implement our comprehensive restructuring plans, we are becoming a more efficient operation on all fronts and we are starting to see positive returns from our restructuring investment.’’

For the third quarter 2006, net sales were $548 million, as compared to $549 million for the third quarter of 2005.

Gross profit for the quarter increased 17% to $98 million, a $14 million improvement over the third quarter of 2005.

Selling, general and administrative expenses for the third quarter of 2006 were $76 million as compared to $59 million for the same period in 2005. The increase was primarily due to the recognition of $12 million in restructuring costs during the quarter.

Net income for the quarter ended September 30, 2006 was up 50% to $12 million, compared to net income of $8 million for the quarter ended September 30, 2005.

‘‘We are extremely pleased with our positive financial results as we continue with our transformation process. The first objective in our comprehensive restructuring plan is to transform from a high-cost North America company to a low-cost global company. We are doing this by consolidating our operations in North America, and expanding our production and distribution capabilities worldwide. These results show that we are right on track,’’ said Terry McCormack, Affinia Group's Chief Executive Officer.

For the nine months ended September 30, 2006, net sales were $1.66 billion, an increase of $40 million or 2.5% over $1.62 billion for the same period in 2005.

Gross profit for the nine months increased to $289 million, an increase of $54 million or 23% versus $235 million in 2005.

Selling, general and administrative expenses for the nine months ended September 30, 2006 were $245 million as compared to $190 million for the same period in 2005. This increase was again primarily due to restructuring costs of approximately $26 million.

Net income for the nine months ended September 30, 2006 was $4 million, compared to a net loss of $7 million for the same period in 2005.

As of September 30, 2006 Affinia had $83 million of cash. Total long-term debt outstanding as of September 30, 2006 was $612 million, unchanged from the year ended December 31, 2005. Affinia has no borrowings under the Company's receivables securitization program. At September 30, 2006 Affinia continued to be in compliance with all covenants in its senior credit agreement including the following financial covenants: a leverage ratio, cash interest expense ratio and a maximum annual capital expenditure.

Conference Call

Affinia Group Inc. has scheduled a conference call for November 14, 2006 at 10:00 a.m. Eastern Time to discuss these results. To participate in the conference call, please dial (800) 374-0201 within the United States or (706) 643-3711 for international callers and reference conference ID # 1745918.

A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 1745918.

Reference materials pertaining to the conference call will be posted on Affinia's website www.affiniagroup.com prior to the call.

Affinia Group Inc. is a global leader in the on and off-highway replacement parts and service industry. In North America the Affinia family of brands includes WIX® filters, Raybestos® brand brakes and AIMCO® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Urba® and Quinton Hazell®. Affinia has operations in 19 countries and more than 11,000 dedicated people. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing pressures; the shift in demand from premium to economy products; our dependence on our largest customers; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; non-performance by, or insolvency of, our suppliers or our customers; the threat of work stoppages and other labor disputes; challenges to our intellectual property portfolio; exposure to product liability and other liabilities for which Dana Corporation (‘‘Dana’’) retained responsibility due to the Chapter 11 filing of Dana; and changing distribution channels. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

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